Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-180451) referring to the 2009 Stock Option Plan of Liberator, Inc.. (the “Company”) of our report dated September 26, 2011 on our audit of the consolidated financial statements of Liberator, Inc. for the year ended June 30, 2011.

//s// Gruber & Company, LLC

Gruber & Company, LLC

Lake Saint Louis, Missouri

October 11, 2012